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[BIRDS EYE FOODS LOGO]


                                                                   EXHIBIT 99.1


                                                         Contact: Bea Slizewski
                                                                 Birds Eye Foods
                                                                   585-264-3189


               BIRDS EYE FOODS ANNOUNCES SALE OF MEXICAN FACILITY

ROCHESTER, NY, August 25, 2005...Birds Eye Foods, Inc., the nation's leader in manufacturing and marketing frozen vegetables and a major processor of other food products, announced today that it has sold its Celaya, Mexico manufacturing facility and all of its equipment to Congelados Don Jose S.P.R. de R.L. ("CDJ"), a Mexican-based producer of high quality vegetables.

     In connection with the sale, Birds Eye Foods has entered into a 10-year supply agreement with CDJ for various frozen vegetables, including broccoli and cauliflower. Current employees will retain employment at the facility.

     The Rochester, N.Y. based firm, which has sales of approximately $900 million annually, processes fruits and vegetables in 14 facilities across the country. Familiar brands in the frozen aisle include Birds Eye, Birds Eye Voila!, C&W, Freshlike and McKenzie's. Other processed foods marketed by Birds Eye Foods include fillings and toppings (Comstock and Wilderness); chili and chili ingredients (Nalley and Brooks); salad dressings (Bernstein's and Nalley); snacks (Tim's and Snyder of Berlin) and Birds Eye Fresh, a premium line of fresh vegetables. Birds Eye Foods also produces many of these products for the store brands, food service and industrial markets.


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This press release contains predictions, estimates, and other "forward-looking statements" within the meaning of section 21E of the Exchange Act and section 27A of the Securities Act. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in these forward-looking statements as of the date of this press release. These risks include, but are not limited to: the impact of strong competition in the food industry, including competitive pricing; the impact of changes in consumer demand; the impact of weather on the volume and quality of raw product; the inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance; the continuation of our success in integrating operations, including the realization of anticipated synergies in operations and the timing of any such synergies, and the availability of acquisition and alliance opportunities; our ability to achieve gains in productivity and improvements in capacity utilization; our ability to service debt; interest rate fluctuations; and effectiveness of marketing and shifts in market demand. Please refer to Birds Eye Foods' Annual Report on Form 10-K Equivalent for the fiscal year ended June 26, 2004 as well as other reports and information filed by Birds Eye Foods with the Securities and Exchange Commission for more information on factors that could cause actual results to differ.